Exhibit 2

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.  THIS WARRANT OR SUCH SHARES MAY NOT BE SOLD, DISTRIBUTED, PLEDGED, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS: (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAW COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (B) THE COMPANY (DEFINED BELOW) RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS WARRANT (IF SUCH AN OPINION IS REASONABLY REQUESTED BY THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION AND SUCH OPINION IS IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY; OR (C) PURSUANT TO RULE 144 UNDER SUCH ACT.

AMERICAN WAGERING, INC.

WARRANT TO PURCHASE
SHARES OF COMMON STOCK

DATE OF ISSUANCE:  June 11, 2010

THIS IS TO CERTIFY THAT, for value received, Alpine Advisors, LLC (the “Holder”) is entitled but not obligated, during a specified period of time as set forth in Section 5 herein (the “Exercise Period”), to purchase from American Wagering, Inc., a Nevada corporation (the “Company”), up to six hundred thousand (600,000) fully paid and nonassessable shares of the Company’s common stock, $.01 par value (the “Common Stock”), at an exercise price per share as set forth in Section 1 herein (the “Exercise Price”).  The term “Warrant,” as used herein, refers to this Warrant to Purchase Shares of Common Stock, the term “Warrant Shares,” as used herein, refers to the shares of Common Stock purchasable hereunder, and the term “Parties,” as used herein, refers collectively to the Holder and the Company.

TERMS AND CONDITIONS

This Warrant is subject to the following terms, provisions, and conditions:

1.     Exercise Price.  The Exercise Price is $0.22 per underlying share of Common Stock, subject to adjustment as hereinafter provided.

2.     Manner of Exercise; Payment for Shares.  Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part (but in not less than 25,000 share increments):

2.1.             By the surrender of this Warrant, together with an exercise agreement in the form attached hereto (the “Exercise Agreement”), duly completed and executed by the Holder, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other location as the Company may designate by notice to the Holder); and

2.2.             Payment of the exercise price shall be made, at the option of the Holder by the following methods:

a.             by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such exercise price;

b.             by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate fair market value as of the exercise date equal to such exercise price;

c.             by surrendering to the Company (x) Warrant Shares previously acquired by the Holder with an aggregate fair market value as of the exercise date equal to such exercise price and/or (y) other securities of the Company having a value as of the exercise date equal to the exercise price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the fair market value thereof); or

d.             any combination of the foregoing.

2.3.             In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the exercise price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) in the case of Common Stock, the fair market value per Warrant Share as of the exercise date, and, in all other cases, the value thereof as of the exercise date determined in accordance with clause (iii)(y) above. For purposes of this Warrant, “fair market value” shall mean the average closing sales price of the Company’s shares on the NASDAQ OTC Bulletin Board for the ten business days immediately preceding the exercise date.

3.     Vesting.  The rights under this Warrant are fully vested.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu of such fractional shares, which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round up to the next whole share.

4.     Issuance of Certificates.  The Warrant Shares so purchased shall be deemed to be issued to the Holder, as the record owner of such Warrant Shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such Warrant Shares as set in Section 2 above.  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be reasonably requested by the Holder and shall be registered in the name of the Holder.  If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Holder a new warrant representing the number of Warrant Shares with respect to which this Warrant shall not then have been exercised.

5.     Exercise Period.  This Warrant may be exercised any time before 5:00 p.m., Pacific Standard Time, June 11, 2015.

6.     Covenants of the Company.  The Company hereby covenants and agrees as follows:

6.1.             Shares to be Fully Paid.  All Warrant Shares shall, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and non-assessable.

6.2.             Reservation of Shares.  During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

6.3.             Successors and Assigns.  This Warrant shall be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all the Company’s assets.

7.     Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder (which representations and warranties shall survive the execution and delivery of this Warrant and consummation of the transactions contemplated hereby) that:

7.1.             Existence; Authority.  The Company is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the power and authority to enter into this Warrant and to carry out its obligations hereunder.

7.2.             Execution and Delivery.  The execution and delivery of this Warrant by the Company and consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Warrant or any of the transactions contemplated hereby.

7.3.             Binding Effect; Valid Issuance of Warrant:

a.             This Warrant has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Warrant constitutes a legal, valid and binding obligation of Holder, is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity.

b.             This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

c.             All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of any liens.

d.             The Company shall take commercially reasonable actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise.

e.             The Company shall use take commercially reasonable actions to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic national securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed, if any, at the time of such exercise.

8.     Registration Rights.

8.1.             Demand Registration Rights

a.             On or after June 11, 2012, the Holder may make a written request to the Company that the Company file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the registration of the Warrant Shares.  Upon receipt of such request, the Company, at it sole cost and expense, shall as soon as practicable, but no later than ninety (90) days following receipt of such request, file a registration statement with the Securities and Exchange Commission (“SEC”) covering the Warrant Shares, and use its commercially reasonable efforts to cause, as soon as practicable, the registration statement for the Warrant Shares to be declared effective by the SEC and such Warrant Shares to be qualified in those jurisdictions as the Holder may reasonably request.

b.             If the Holder intends to distribute the Warrant Shares covered by its request by means of an underwriting, it shall so advise the Company as a part of its request pursuant to Section 8.1 or any request pursuant to Section 8.2.  In such event, the Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holder).

c.             The Company shall not be required to effect a registration pursuant to this Section 8.1: (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (ii) if the Company shall furnish to the Holder a certificate signed by the Chairman of the Board stating that in the good faith and reasonable judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holder; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or (iii) if the Holder proposes to dispose of Warrant Shares that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 8.2 below.

d.             The Company may include in any such registration other securities for sale for its own account or for the account of any other person; provided that, if the underwriter for the offering shall determine that the number of shares proposed to be offered in such offering would be reasonably likely to adversely affect such offering, then the securities to be sold by the Holder shall be included in such registration before any securities proposed to be sold for the account of the Company or any other person.

8.2.             Form S-3 Registration.  If, on or after June 11, 2012, the Company shall receive from the Holder a written request that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Warrant Shares owned by the Holder, the Company, at it sole cost and expense, will, as soon as practicable, but no later than sixty (60) days following receipt of such request, file such registration statement and use its commercially reasonable efforts to have such registration statement declared effective and obtain all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Holder’s Warrant Shares as are specified in such request, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 8.2: (a) if Form S-3 is not available for such offering by the Holder; (b) if the Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, proposes to sell Warrant Shares and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000); or (c) if the Company shall furnish to the Holder a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith and reasonable judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder under this Section 8.2; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

8.3.             Incidental Registration Rights.  If the Company proposes to register any of its stock or other securities under the Securities Act of 1933 in connection with the public offering of such securities (other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to an SEC Rule 145 transaction, or (iii) a registration effected pursuant to a form of registration statement that is not available for registration of the Warrant Shares for sale to the public), the Company shall provide Holder with written notice of such determination. Upon the written request of Holder given within twenty (20) days after receipt of any such notice from the Company, the Company, at its sole cost and expense, shall cause to be registered under the Act all of the Warrant Shares that Holder has requested be registered.

8.4.             Most-Favored Nation. If the Company grants any person any rights with respect to the registration of any shares of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company that are more favorable to such person than the rights of the Holder set forth in this Warrant, then the Company shall grant to the Holder the same rights granted to such other person.

9.     Tag-Along Rights.

9.1.             Transfers by majority stockholders of the Company.

a.             In the event of any proposed transfer (a “Proposed Tag-Along Transfer”) of any Common Stock or securities convertible into or exchangeable for Common Stock (collectively, the “Subject Shares”) by existing stockholders, including Victor J. Salerno (the “Existing Stockholders”), in a single transaction or a series of related transactions involving Subject Shares aggregating at least 51% of the Common Stock outstanding on a fully diluted basis to an individual, corporation, association, partnership, joint venture, limited liability company, joint-stock company, trust, organization, business, or other entity (the “Proposed Purchaser”), the Holder shall have the irrevocable and exclusive right, but not the obligation (the “Tag-Along Right”), to require the purchase from it of up to such number of Warrant Shares as determined in accordance with Section 9.3 below.

b.             Any Warrant Shares purchased from the Holder pursuant to this Section 9.1 shall be paid for at the same price per share and upon the same terms and conditions as apply to the Proposed Tag-Along Transfer by the Existing Stockholders, provided that the price payable by the Proposed Purchaser shall equal the price proposed to be paid per share of

Common Stock for which such Warrant Share is exercisable, less the Exercise Price of such Warrant Share;

c.             The Company or the Existing Stockholders shall give written notice of at least 30 days prior to the date of the Proposed Tag-Along Transfer to the Holder stating (i) the name and address of the Proposed Purchaser, (ii) the proposed amount of consideration and terms and conditions of payment offered by such Proposed Purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration), (iii) the number of Subject Shares proposed to be transferred and (iv) that either the Proposed Purchaser has been informed of the Tag-Along Right and has agreed to purchase Warrant Shares in accordance with the terms hereof or that the Existing Stockholders will make such purchase. The Tag-Along Right may be exercised by the Holder by giving written notice to the Company and the Proposed Purchaser (the “Tag-Along Notice”), within 20 Business Days of receipt of the notice specified in the preceding sentence (such 20 day period being referred to herein as the “Tag-Along Period”), indicating its election to exercise the Tag-Along Right. The Tag-Along Notice shall state the amount of Warrant Shares that the Holder proposes to include in the Proposed Tag-Along Transfer. Failure by the Holder to give such notice within the Tag-Along Period shall be deemed an election by the Holder not to sell its Warrant Shares in connection with that Proposed Tag-Along Transfer. The closing with respect to any sale to a Proposed Purchaser pursuant to this Section 9.1 shall be held at the time and place specified in the Tag-Along Notice, but in any event within 90 days of the end of the Tag-Along Period. Consummation of the sale of Subject Shares by the Existing Stockholders to a Proposed Purchaser shall be conditioned upon the consummation of the sale by the Holder to such Proposed Purchaser of the Warrant Shares subject to the Tag-Along Right.

9.2.             Purchase Obligation of Existing Stockholders.  In the event that the Proposed Purchaser does not purchase such Warrant Shares from the Holder on the same terms and conditions as purchased from the Existing Stockholders, then the Existing Stockholders making such transfer shall purchase the Warrant Shares from the Holder if the transfer occurs on such terms and conditions.

9.3.             Determination of Transferred Interests.  The number of Warrant Shares purchased from the Holder shall be determined by multiplying the aggregate amount of Subject Shares proposed to be sold by the Existing Stockholders to the Proposed Purchaser by a fraction, the numerator of which is the total number of shares of Common Stock (including the number of Warrant Shares issuable upon exercise of the Warrant) owned by the Holder and the denominator of which is the Common Stock outstanding on a fully diluted basis.

9.4.             Cost of Transfer.  The Existing Stockholders who are parties to a sale to a Proposed Purchaser shall arrange for payment directly by the Proposed Purchaser to the Holder, upon delivery of the certificate representing the Warrant Shares to be sold, duly endorsed for transfer, together with such other documents as the Proposed Purchaser may reasonably request. The Company shall be responsible for and pay the costs and expenses (including the reasonable fees and disbursements of counsel) incurred by the Holder in connection with a sale to a Proposed Purchaser, whether or not such sale is consummated.

9.5.             Expiration of the Tag-Along Right.  If at the end of 90 days following the end of the Tag-Along Period, or as otherwise extended pursuant to the provisions of Section 9.1, the sale of Subject Shares by the Existing Stockholders and the sale of the Warrant Shares by the Holder have not been completed in accordance with the terms of the Proposed Purchaser’s offer, all certificates representing such Subject Shares and Warrant Shares shall be returned to the Existing Holders and Holder, as applicable, and all the restrictions on sale, transfer, or assignment contained in this Agreement shall again be in effect.

10.   Drag-Along Rights.  In the event that the holders of at least 66% of the outstanding Common Stock (the “66% Holders”) accept an offer to purchase their shares from a bona fide third party, the 66% Holders may send a written notice (the “Drag-Along Notice”) to the Holder specifying the name of the purchaser, the consideration payable per share of Common Stock and a summary of the material terms of such proposed purchase.  Upon receipt of a Drag-Along Notice, the Holder shall be obligated to (i) sell all of its Warrant Shares, free of any encumbrance, in the transaction contemplated by the Drag-Along Notice on the same terms and conditions as the 66% Holders (including payment of its pro-rata share of all costs associated with such transaction), and (ii) otherwise take all necessary action to cause the consummation of such transaction, including voting its Warrant Shares in favor of such transaction and not exercising any appraisal rights in connection therewith. The Holder (i) further agrees to take all actions (including executing documents) in connection with consummation of the proposed transaction as may reasonably be requested of it by the 66% Holders, and (ii) hereby appoints the 66% Holders, acting jointly, as its attorney-in-fact to do the same on its behalf.

11.   Representations, Warranties and Covenants of the Holder.  The Holder hereby represents and warrants to the Company that:

11.1.           Accredited Investor Status.  The Holder represents and warrants that the Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act.  The Holder understands that the Warrants are being offered and sold only to “accredited investors” (as that term is defined under Rule 501(a) of Regulation D), and the Holder represents that the Holder is an accredited investor.

11.2.           The Holder understands that the Company is relying on the Holder with respect to the accuracy of this representation and understands the significance of the Holder’s representation to the Company that the Holder is an accredited investor.

11.3.           Residence.  The address set forth in Section 18 is the Holder’s true and correct residence or principal place of business and the Holder has no present intention of becoming a resident or domicile of any other state or jurisdiction.

11.4.           Authority.  The Holder has the power and authority to enter into this Warrant and to carry out its obligations hereunder.

11.5.           Binding Effect.  This Warrant has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder and, assuming this Warrant constitutes a legal, valid and binding obligation of the Company, is enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity.

11.6.           Purchase for Own Account.  The Holder represents and warrants that the Warrant and the Warrant Shares will be acquired for investment purposes only for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Warrant, the Holder further represents and warrants that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Warrant or the Warrant Shares. Notwithstanding the foregoing, the Holder may transfer this Warrant to members of Lender, the children of the members of Lender, or a trust for the benefit of the individual members of the Lender or for the children of the members of the Lenders provided such members, children of members, or trust shall remain subject to the transfer restrictions provided in this Agreement and under applicable law.

11.7.           Restricted Securities.  The Holder acknowledges and understands that the Warrant and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances.  In this regard, the Holder represents and warrants that the Holder is familiar with Securities and Exchange Commission Rule 144 (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Without in any way limiting the representations set forth above, the Holder agrees not to make any disposition of all or any portion of the Warrant and the Warrant Shares unless there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition.  The Holder acknowledges that the Company is under no obligation to register any resale or transfer of the Warrant Shares.

11.8.           Legend.  The Holder understands that, prior to the registration of the Warrant Shares, the stock certificate evidencing the Warrant Shares shall bear the restrictive legend set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF SAID ACT AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW.

11.9.           Risk of Loss.  The Holder acknowledges, represents and warrants that it understands investment in the Company involves a high degree of risk.  The Holder is financially capable of bearing the loss of the Holder’s entire investment, understands that an investment in the Warrant and Warrant Shares involves special and substantial risks and recognizes the lack of liquidity of the Warrant and the Warrant Shares and the restrictions upon transferability thereof.

11.10.         No Solicitation.  The Holder represents and warrants that the Holder was not solicited to acquire the Warrant or the Warrant Shares by any means of general solicitation, including but not limited to the following:  (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio; or (2) any meeting where attendees were invited by any general solicitation or general advertising.

11.11.         Access to Information; Opportunity to Inquire.  The Holder:  (i) has had access to information regarding the Company and its present and prospective business, assets, liabilities and financial condition; (ii) has such knowledge of business and financial affairs as is necessary to enable Holder to understand the speculative nature of and the risks attendant to investments in securities, in general, and to an investment in the Warrants and Shares, in particular, and to understand the financial, legal and tax implications of the business to be conducted by the Company; (iii) has had the opportunity to ask questions and receive answers from the Company and its management with respect to Holder’s proposed acquisition of the Warrants and the Shares; and (iv) has determined on the basis of consultation with its own legal counsel and tax advisors that the acquisition of the Warrants and the Shares is consistent with his/her own investment objectives and income prospects.

11.12.         Finder’s Fee.  No person, firm or corporation has or will have, as a result of any act or omission by the Holder, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Warrant.

12.   Adjustment Provisions.  Until the closing of the first (1st) financing after the execution of this Warrant, number of Warrants or the strike price may be adjusted as provided in this Section 12 to provide for certain anti-dilution protection.

12.1.           The ratio of Warrant Shares to outstanding shares of Common Stock shall be the ratio thereof existing on the date hereof (the “Ratio”, which the parties agree is currently 5.03%),

after giving effect to the issuance of a maximum of 2.3 million shares of Common Stock to be covered by options or grants issued to management of the Company.  For purposes hereof, the term “outstanding shares of Common Stock” includes the said maximum of 2.3 million shares, plus 8,379,879 issued shares of Common Stock outstanding as of the date hereof, as well as 647,300 shares currently reserved for issuance under existing options, rights and any other outstanding securities of the Company.  If the Company shall (1) declare a dividend or make a distribution of Common Stock payable in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (4) issue any shares of capital stock of the Company by reclassification or capital reorganization of its shares of Common Stock, then the number of Warrant Shares and the Exercise Price in effect immediately prior to such action shall be adjusted so that the Holder shall be entitled to receive the number and kind of shares of Common Stock or other Capital Stock which the Holder would have owned or have been entitled to receive immediately after such action had the Holder exercised the Warrant immediately prior to the record date in the case of (1), or the effective date in the case of (2), (3) or (4).  In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up to the nearest cent; or

12.2.           Should the Company complete a financing transaction that includes convertible debt or equity securities, or warrants or options for equity securities, at a strike price that is less than $.22, Holder’s unexercised Warrants shall be re-priced to match the strike price of the convertible debt or equity security, option or warrant.

13.   Payment of Expenses.  The Company shall be responsible for and pay Holder’s costs and expenses (including reasonable fees and disbursements of counsel) payable in connection with:  (1) the negotiation, preparation, execution and delivery of this Warrant and the other agreements to be executed in connection herewith; (2) the issuance of certificates for Warrant Shares upon the exercise of this Warrant; and (3) the enforcement by Holder of any of its rights or remedies under or in connection with this Warrant and the other agreements to be executed in connection herewith.  The Company shall pay any issuance tax in connection with the issuance of certificates for Warrant Shares; provided, however, that the Holder shall be responsible for any income or other taxes based on the Holder’s net income in connection with such issuance.

14.   No Rights or Liabilities as a Stockholder.  This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.  No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

15.   Transfer and Replacement of Warrant.  Neither this Warrant, nor any interest in this Warrant, may be sold, distributed, assigned, offered, pledged or otherwise transferred without the express written consent of the Company, except that transfers of this Warrant or an interest in this Warrant may be made at any time during the term to members of Lender, the children of the members of Lender, or a trust for the benefit of the individual members of the Lender or for the children of the members of the Lenders provided such members, children of members, or trust shall remain subject to the transfer restrictions provided in this Agreement and under applicable law.

15.1.           Replacements of Warrants.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant.

15.2.           Cancellation: Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer or replacement as provided in this Section 15, this Warrant shall be promptly canceled by the Company.  The Company shall be responsible for and pay all costs and expenses payable in connection with the preparation, execution, and delivery of new Warrants pursuant to this Section 15.  The Holder shall be responsible for any tax which may be payable in connection with any transfer of a certificate for Warrant Shares.

15.3.           Registrar.  The Company shall maintain, at its principal executive offices (or such other location as the Company may designate by notice to the Holder), a registrar for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

16.   Representation of Counsel.  The parties acknowledge that they have consulted with or have had the opportunity to consult with their own legal counsel prior to executing this Warrant.  This Warrant has been freely negotiated by the parties and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Warrant.

17.   Choice of Laws; Actions.  This Warrant shall be construed in accordance with the internal laws of the State of Nevada, without regard to the choice of law principles thereof.  The exclusive venue of any legal suit, action, or proceeding arising out of or relating to this Warrant shall be state court in Clark County, Nevada.

18.   Notices.  Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:

American Wagering, Inc.
Attn:  General Counsel
675 Grier Drive
Las Vegas, NV 89119

If to the Holder:

Alpine Advisors, LLC
825 Lakeshore Blvd
Incline Village, NV 89451

19.   Severability.  In case any provision of this Warrant shall be invalid, illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall to the extent of such prohibition or unenforceability be deemed severed from the remainder of this Warrant and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.   Section Headings.  The various headings used in this Warrant are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Warrant or any provision hereof.

21.   Amendments.  No amendment or modification of any provision of this Warrant shall be effective without the written agreement of the parties, and no termination or waiver of any provision of this Warrant, or consent to any departure by the Company therefrom shall in any event be effective without the written concurrence of the Holder, which concurrence the Holder shall have the right to grant or withhold at its sole discretion.

22.   Counterparts.  This Warrant may be executed in any number of counterparts, each constituting an original, but all together one and the same instrument.

23.   Entire Agreement.  This Warrant, together with the Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant as of the date first written above.

COMPANY:		HOLDER:
American Wagering, Inc.,		Alpine Advisors, LLC
A Nevada corporation		A Nevada Limited liability company

By:	/s/ Victor Salerno	By:	/s/ Don R. Kornstein
Name: Victor Salerno		Name: Don R. Kornstein
Its: Chief Executive Officer		Its: Managing Member

EXERCISE AGREEMENT

TO:         AMERICAN WAGERING, INC. (THE “COMPANY”)

The undersigned, pursuant to the provisions set forth in the attached Warrant to Purchase Shares of Common Stock (the “Warrant”) hereby irrevocably elects and agrees to purchase                          shares (the “Exercised Shares”) of the Company’s common stock (“Common Stock”) covered by the Warrant and makes payment herewith in full therefor at the price per share provided by the Warrant in cash or by certified or official bank check in the amount of $                                .

If said number of shares of Common Stock shall not be all the shares available under the Warrant, a new warrant is to be issued in the name of said undersigned covering the balance of the shares available thereunder less any fraction of a share paid in cash.  Please issue a certificate or certificates for the Exercised Shares in the name of and pay any cash for any fractional share to:

NAME:

SIGNATURE:

DATED:

ADDRESS:

NOTE:	The above signature should correspond exactly with the name on the face of the Warrant.